EXHIBIT 10.21


                               LICENCING AGREEMENT

         This Agreement is made the 29th day of August, 2000 (hereinafter "Effective Date") between eDiets.com, Inc. ("EDIETS"), of 3467 Hillsboro Boulevard, Suite 2, Deerfield Beach. Florida 33442, and eDirect, Inc. ("EDIRECT"), of 6601 Park of Commerce Boulevard, Boca Raton, Florida 33487.

         Whereas, EDIETS collects personal information data ("EDIETS Opt-In Data") from individuals using an online application; and

         Whereas, EDIRECT manages and markets commercial list products; and

         Whereas, EDIRECT desires to manage and market the EDIETS Opt-In Data collected by EDIETS; and

         Whereas, EDIETS has employed EDIRECT to manage and market, on an exclusive basis, the EDIETS Opt-In Data; and

         Whereas, EDIETS and EDIRECT have reached an agreement ("Agreement") on the terms upon which EDIRECT may manage and market the EDIETS Opt-In Data; it is therefore

         AGREED, that, in consideration of the premises and promises set forth herein, the parties agree as follows:

1. DEFINITIONS

"Opt-In Email" record means, an Email record that was created by subscription at an Internet site and that all subsequent emails sent to the subscriber provide the subscriber with an opportunity to opt-out, of future mailings by electronically requesting to opt-out.

2. TERM

This Agreement shall become effective upon the date of execution of this Agreement and shall continue in effect. for one (1) year.

3. MAINTENANCE OF DATA

After each email campaign using the: EDIETS Opt-In Data, EDIRECT shall remove all opt-out records from the EDIETS Opt-In Data received by it during that campaign. EDIRECT shall provide EDIETS with a copy of the EDIETS Opt-In Data on a monthly basis less any opt-out records or invalid email addresses. For emailing purposes, opt-out records shall he removed so the Subscriber does not receive email offers; however, EDIRECT shall not be responsible for "unsubscribing" the opt-out record from EDIETS' database used for EDIETS' primary business.

4. USE OF THE DATABASE

         a. EDIRECT may broker the EDIETS Opt-In Data to its customers and to the end users of its broker customers for use in email campaigns.

         b.       EDIRECT shall exclusively represent and market the EDIETS
                  Opt-In Data.

         c. All emails sent in an email campaign using EDIETS Opt-In Data shall contain a message to the recipient advising him of the opportunity to opt-out of future emails by electronically requesting; to opt-out, and a method to electronically communicate the desire to opt-out shall he given to the recipient.

         d. The EDIETS Opt-In Data will remain on the premises of EDIRECT at all times and EDIRECT shall fulfill all orders from the EDIETS Opt-in Data in a commercially expeditious manner consistent with industry standards.


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         e.       No data may he enhanced by the EDIRECT Opt-In Data.

         f. EDIETS Opt-In Data will not be used in arty email campaign that advertises, sells or exchanges arty products or services that involve sexual paraphernalia, drug paraphernalia, adult films or other media, gambling services, weapons or other illicit activities, chain letters, pyramid fund raising, or other similar types of material, and use of the data will comply with all federal, state, and local regulations.

         g. EDIRECT may market the EDIETS Opt-In Data as such, or in the alternative, as part of EDIRECT's master file.

         h. EDIETS shall have the opportunity to approve all copy to be used in campaigns to the EDIETS Opt-In Data as a "stand-alone" file, defined as a campaign solely to the EDIETS Opt-In Data and not to any part of EDIRECT's master file. EDIRECT shall submit the copy to EDIETS for approval and EDIETS shall have forty-eight (48) hours to approve or deny the copy. If EDIETS does not reply within 48 hours, then EDIRECT shall continue with the campaign as if EDIETS approved the copy to be used. For any campaign involving any part of EDIRECT's master file, EDIETS shall not require the opportunity to review copy prior to the email campaign.

         i. Each Subscriber's entail address of the EDIETS Opt-In Data shall receive a maximum of six (6) email offers, for goods or services, per month. This number may be modified by EDIETS upon thirty (30) days written notice to EDIRECT. Any such modification shall result in a modification of the minimum revenue requirements outlined in Section, 9(b.) and 9(c.) to reflect the same percentage adjustment. Additionally, EDIETS may provide EDIRECT with additional Opt-In records on a monthly basis. Any such additional records shall result, in a modification of the minimum revenue requirements outlined in Sections 9(b.) and 9(c.) to reflect the same percentage adjustment.

         j. EDIRECT shall have sole and exclusive control over the pricing of all email campaigns.

5.       RETENTION OF RIGHTS

EDIRECT acknowledges that it has no right or interest in the EDIETS Opt-In Data except as expressly provided by this Agreement.

6.       PAYMENT

         a. EDIRECT shall provide to EDIETS, by the tenth day of each month, a written usage report of EDIRECT's use of the EDIETS Opt-In Data during the previous month.

         b. EDIRECT shall pay EDIETS usage charges of sixty (60%) percent of gross revenues generated and collected from the managing and marketing of the EDIETS' Opt-In Data. The usage charges shall be calculated at $.13 per record.

         c. EDIRECT will pay EDIETS, within thirty (30) days of the end of the month, the usage charges, for the previous month, from gross revenues generated and collected during the preceding month from the managing and marketing of the EDIETS Opt-In Data.

         d. Taxes and Other Charges - EDIETS agrees to pay when due, all taxes, fees or assessments of whatsoever kind and nature now or hereafter imposed by any governmental authority upon the data from the EDIETS Opt-In Data provided by EDIETS hereunder, or otherwise arising


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                  out of the transactions contemplated by this Agreement,
                  excluding any taxes based upon the income of EDIRECT.

         e. EDIRECT shall require all new customers to prepay prior to any entail campaign.

7.       REPRESENTATIONS AND WARRANTIES

EDIETS represents and warrants to EDIRECT that:

         a. EDIETS has collected and compiled the following EDIETS Opt-In Data through online surveys of which approximately 1,100,000 online subscribers are interested in receiving offers fur online products and services.

         b. The EDIETS Opt-In Data has been lawfully collected from consumers on the Internet pursuant to a notice that advised them that their personal data was being collected and of the intended uses of the data.

         c. EDIETS has conducted its own confirmation process verifying each subscriber's intention to receive offers for online products and services.

         d. It is the owner of the EDIETS Opt-In Data and it has full title and rights to licence the EDIETS Opt-In Data.

         e. It is not bound by any contract or arrangement of any kind that conflicts with the terms of this Agreement, specifically, that EDIRECT shall exclusively manage and market the EDIETS Opt-In Data.

         f. EDIRECT's access to EDIETS Opt-In Data is in accordance with the express permission of the EDIETS Opt-In Data Subscribers, does not violate EDIETS' privacy policy or terms of service for its Subscribers or otherwise violate any Subscriber's privacy rights.

         g. EDIETS understands that due to volume discounts, broker commissions and agency discounts, the average price pet email record is $.13 per record ($130/CPM).

8.       NO OTHER WARRANTIES

EDIRECT MAKES NO WARRANTY WHATSOEVER AS TO THE EMAIL ADS, EITHER EXPRESS OR IMPLIED. THE EMAIL ADS ARE PROVIDED BY THIRD PARTY PROVIDERS ON AN "AS IS" BASIS. EDIRECT EXPRESSLY DISCLAIMS ANY AND ALL, WARRANTIES WHICH COULD BE IMPLIED IN CONTRACT, IN LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.       TERMINATION

a. Each party has the right to terminate this Agreement immediately upon the occurrence of any one or more of the following events: (i) if the other party materially breaches any other material term or provision of this Agreement which, if capable of remedy, is not remedied within 30 days of written notice requiring remedy of the breach, (ii) or become insolvent, makes an assignment for the benefit of its creditors, calls a meeting of the creditors to obtain material greater financial accommodation, suspends business or commences or has commenced against it any case or proceeding under any provisions of the Bankruptcy Code.


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b.       If, upon the ninetieth (90th) day following the execution of this
         Agreement, usage charges payable to EDIETS has not exceeded two hundred fifty thousand ($250,000) dollars oft any given month based on six (6) email offers per subscriber per month, then EDIETS shall have the right to terminate this Agreement upon thirty (30) days written notice to EDIRECT.

c. If, upon the one hundred eightieth (180th) day following the execution of this Agreement, usage charges payable to EDIETS has not exceeded five hundred thousand ($500,000) dollars on any given month based on six (6) email offers per subscriber per month, then EDIETS shall have the right to terminate this Agreement upon thirty (30) days written notice to EDIRECT.

d.       In the event that the amount collected during any consecutive ninety
         (90) day period is less than eighty (80%) of the total gross revenues generated, EDIETS shall reserve the right to terminate the agreement with thirty (30) days written notice.

e. Upon the occurrence of the two hundred tenth (210th) day of the term of this Agreement, either party may terminate this Agreement upon thirty
         (30) days written notice to the other party.

10.      EFFECT OF TERMINATION

In the event of termination, cancellation, or expiration of this Agreement, EDIRECT will cease use of the EDIETS Opt-in Data and return all records in its possession or under its control.

11.      INDEMNIFICATION

EDIETS shall indemnify, defend, and hold harmless EDIRECT from and against any and all third-party claims, suits, or liabilities (including all reasonable costs, expenses and attorneys' fees actually paid) arising from or in connection with (a) EDIETS sale or resale of promotion of, or misrepresentations about the EDIETS Opt-In Data, (b) EDIETS breach of its obligations, representations, and warranties under this Agreement, or (c) any allegation that the EDIETS Opt-In Data infringes, misappropriates or otherwise violates such third party's Intellectual Property Rights car privacy rights. EDIRECT shall promptly notify EDIETS in writing of all such claims, provide cooperation and information reasonably requested by EDIETS and agree to EDIETS' sole control over the defense and any settlement of such claims.

12.      FORCE MAJEURE.

Neither party shall be liable for delays or nonperformance of this Agreement occasioned by strikes, fires, accidents, or any other causes beyond its' control, including, but not limited to, lack of availability of materials, fuel or utilities.

13.      NOTICES

Any notice required or permitted to be given under the terms of this Agreement shall be in writing and delivered (i) by hand; (ii) by certified or registered mail, postage prepaid, return receipt requested; or (iii) by overnight courier, as follows:

eDiets.com, inc.
Attn: Angela Dowgus, Marketing Director
3467 Hillsboro Boulevard, Suite 2
Deerfield Beach, FL 33442


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eDirect, Inc.
Attn: Michael Brauser, President
6601 Park of Commerce Boulevard
Boca Raton, FT., 33487

Or to such other address of which either party has given the other written notice. All notices shall be deemed received on the date of delivery or, if mailed, on the date of receipt appearing on the return receipt card. Rejection or other refusal to accept any notice, request or demand or the inability to deliver the same because of a changed address of which no notice was given, will be deemed receipt of the notice, request or demand.

14.      ASSIGNMENT

The rights or obligations under this Agreement are not assignable by either party without written consent from the other party.

15.      INDEPENDENT CONTRACTORS

The parties are independent contracting entities and there is not partnership or agency relationship between them.

16.      GENERAL PROVISIONS

         a. During the term and for a period of two years thereafter, the parties will each keep strictly confidential all non-public information provided by the other party during the term ("Confidential Information"), except to the extent required to be disclosed under applicable law or by a governmental order, decree, regulation, rule or process (provided that the receiving party gives written notice to the disclosing party as far in advance as reasonably possible prior to disclosure and the receiving party reasonably cooperates in seeking to dispute such disclosure and/or receive confidential treatment for the disclosed information). Confidential Information shall not include information the receiving party can document (i) was or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; (ii) is received without restriction from a third party lawfully in possession Of such information and lawfully empowered to disclose such information; or (iii) was rightfully in possession of the receiving party without restriction prior to its disclosure by the other party.

         b. The terms and conditions stated herein are the complete and exclusive statement of the agreement between the parties with respect to the obtaining of the products or services described herein. There are no representations, warranties, promises, covenants or undertakings, between the patties except as described in this Agreement.

         c. If any of the provisions of this Agreement are found to he invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by Law and beyond such extent are to be deemed omitted from this Agreement, without affecting; the validity of any other provision of this Agreement.

         d. The headings and captions in this Agreement are for convenience only and shall he used to construe the meaning of this Agreement.


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         e.       This Agreement will be governed by and construed in accordance with the laws of the State of Florida, and the exclusive jurisdiction and venue for any proceeding brought pursuant to this Agreement shall be Palm Beach County.

IN WITNESS Whereof, the parties have executed this Agreement through their duly authorized representatives.

eDiets.com, Inc.                            eDirect, Inc.

By:                                         By:
   ----------------------------------          ---------------------------------

Print Name:                                 Print Name:
           --------------------------                  -------------------------

Title:                                      Title:
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